NEUBERGER BERMAN EQUITY TRUST
                            ADMINISTRATION AGREEMENT
                                   SCHEDULE A



SERIES                                          DATE MADE PARTY TO AGREEMENT
------                                          ----------------------------

Neuberger Berman Focus Trust                         August 3, 1993

Neuberger Berman Guardian Trust                      August 3, 1993

Neuberger Berman Manhattan Trust                     August 3, 1993

Neuberger Berman Partners Trust                      August 3, 1993

Neuberger Berman Genesis Trust                       August 3, 1993

Neuberger Berman NYCDC Socially Responsive Trust     March 7, 1994

Neuberger Berman International Trust                 August 30, 1997

Neuberger Berman Millenium Trust                     October 19, 1998

Neuberger Berman Regency Trust                        April 30, 1999



DATED:  April 30, 1999